Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410

FOR IMMEDIATE RELEASE

May 12, 2015

FOR ADDITIONAL INFORMATION
Media	Investors
Mike Banas	Randy Hulen (NiSource)	Bruce Connery (CPG)
Communications Manager	Vice President	Vice President
(219) 647-5581	(219) 647-5688	(713) 386-3603
mbanas@nisource.com	rghulen@nisource.com	blconnery955@nisource.com

NiSource announces intent for post-separation companies to increase combined dividends by 7.7 percent

Dividends to be payable to NiSource and Columbia Pipeline Group Shareholders

MERRILLVILLE, Ind. – The Board of Directors of NiSource Inc. (NYSE: NI) today announced its intention for NiSource and Columbia Pipeline Group (CPG) to pay shareholders an initial combined quarterly common stock dividend of 28 cents per share following the previously announced separation of the two companies. The anticipated combined dividend represents a 7.7 percent increase over the current NiSource dividend.

The combined initial quarterly dividend per share is expected to be comprised of 15.5 cents and 12.5 cents for NiSource and CPG, respectively. Following the companies’ separation, it is anticipated that NiSource will target a dividend growth rate of 4 to 6 percent annually and that CPG will target an average annual dividend growth rate of approximately 15 percent through 2020.

“The Board’s intention reaffirms one of our core separation commitments – to continue to grow our dividends as an initial key component of building sustainable shareholder value for both NiSource and Columbia Pipeline Group,” NiSource President & Chief Executive Officer Robert C. Skaggs Jr. said.

The actual dividends paid by NiSource and CPG will be declared by, and are subject to the approval of, their respective Boards following the separation. Post-separation dividends for the companies are expected to be paid on the normal NiSource dividend schedule.

Information on separation and NiSource share transfer

As previously announced, NiSource and CPG intend to separate into two independent companies effective July 1, 2015. CPG is expected to begin trading on its own on July 2, 2014, and listed on the New York Stock Exchange under the symbol “CPGX.” NiSource shareholders will retain their current shares of NiSource stock and will receive a pro-rata dividend of shares of CPG stock at a 1-to-1 ratio. The transaction is expected to be tax-free to NiSource and its shareholders. The actual number of CPG shares to be distributed to NiSource shareholders will be determined prior to closing.

About NiSource

NiSource Inc. (NYSE: NI), based in Merrillville, Indiana, is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements are subject to various risks and uncertainties. Examples of forward-looking statements in this release include statements and expectations regarding the timing of the separation, anticipated dividends by NiSource and CPG, as well as NiSource’s and CPG’s business following the separation and the leadership of NiSource and Columbia Pipeline Group, Inc. following the separation. Factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed in this release include, among other things, the timing to consummate the transactions described herein; the risk that a condition to consummation is not satisfied; disruption to operations as a result of the proposed transactions; the inability of one or more of the businesses to operate independently following the completion of the proposed transactions; weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s and CPG’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource and CPG have no control; actual operating experience of NiSource’s and CPG’s assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk, and the matters set forth in the “Risk Factors” sections in NiSource’s 2014 Form 10-K and subsequent NiSource filings of Form 10-Q and in CPG’s Form 10, many of which are beyond the control of NiSource and CPG. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. NiSource expressly disclaims any duty to update any of the forward-looking statements contained in this release.

The potential distribution of CPG shares is subject to the satisfaction of a number of conditions, including the final approval of NiSource’s Board of Directors. There is no assurance that such distribution will in fact occur.

2